Exhibit 99.1
AT THE COMPANY
James W. Christmas
Chairman and CEO
(713) 877-8006
FOR IMMEDIATE RELEASE:
May 9, 2006
KCS ENERGY, INC. REPORTS FIRST QUARTER RESULTS
85% Increase in Net Income
Net Production up 35%, 2006 Production Guidance Increased
HOUSTON May 9, 2006 — KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the three months ended March 31, 2006.
Highlights include:
•	57 wells drilled with a 95% success rate

•	Record net production of 13.4 BCFE, up 35%

•	Revenue increased 58% to $104.6 million

•	Operating income of $56.2 million, up 63%

•	Net income rose 85% to $35.8 million

•	Operating cash flow (a non-GAAP financial measure) of $77.8 million, up 68%

•	$86.5 million invested on oil and gas properties
Management Comments
     James W. Christmas, Chairman and Chief Executive Officer, said: “We are off to a great start in 2006 with $86.5 million invested in new and existing properties, record quarterly production and strong growth in virtually all key metrics of our business. In the first quarter, we realized a 24% increase in our daily production over last year’s first quarter to 151.5 MMCFEPD for a total of 13.6 BCFE for the quarter. Net daily production, after production payment delivery obligations that do not contribute to cash flow, increased 35% compared to last year’s first quarter. Final deliveries under that production payment were made in January.

“While oil and gas prices for the first quarter were lower than fourth quarter 2005, they were 26% higher than last year’s first quarter. The combination of much higher production as a result of our successful drilling program coupled with higher commodity prices led to significantly greater results, with operating income up 63% over last year to $56.2 million and net income up 85%.”
On April 21, 2006, the Company announced it signed a definitive merger agreement to merge with Petrohawk Energy Corporation. The merger, if consummated, would create a $3.7 billion enterprise with nearly 1TCFE of oil and gas reserves and average daily production of over 290 MMCFE. KCS stockholders would receive $9.00 in cash and 1.65 shares of Petrohawk common stock. KCS and Petrohawk stockholders would each own approximately one-half of the combined company. The transaction is subject to stockholder and regulatory approval and other customary terms and conditions.
Financial and Operational Highlights
($ thousands except per share)

	3 Mos. 2006	3 Mos. 2005
Revenue and other	$104,586	$66,238
Operating Income	$56,203	$34,528
Net Income	$35,843	$19,420
Diluted Earnings Per Share	$0.71	$0.39

Net Production (MMCFE)	13,366	9,862
Three Months Ended March 31, 2006 vs. 2005
Revenue for the first quarter of 2006 increased 58% to $104.6 million, compared to $66.2 million for the quarter ended March 31, 2005. This increase was primarily due to a 24% increase in oil and natural gas production (35% increase in net production contributing to cash flow) and a 26% increase in average realized prices. Operating cash flow for the quarter, a non-GAAP financial measure, increased 68% to $77.8 million, compared to $46.4 million for the comparable quarter last year. Operating income rose 63% to $56.2 million for the quarter. Net gain on mark-to-market derivatives was $7.0 million compared to a net loss on mark-to-market derivatives of $1.4 million for the quarter ended March 31, 2005. Net income was $35.8 million, or $0.72 per basic share and $0.71 per diluted share, for the quarter ended March 31, 2006, compared to $19.4 million, or $0.39 per basic and diluted share for the first quarter of 2005.
Continued Drilling Success
KCS continued its aggressive drilling program, having drilled 57 wells in the first quarter. Forty-eight of these wells were in the Mid-Continent division and nine were in the Gulf Coast division. Overall, 54 were successful for a 95% success ratio and 77% of the wells were operated.
Nineteen of the wells were drilled in the Elm Grove/Caspiana Field in north Louisiana with average initial production rates of approximately 2.0 MMCFEPD. KCS had an average working interest of 94% in these wells. The Company also added Hosston formation production to 11 wells. Three drilling rigs and one coiled-tubing workover rig remain active in the field with plans in place to drill at least 75 wells by year-end.
Four wells were drilled in the Terryville Field in Lincoln Parish, north Louisiana in the first quarter. The Davison 17 #1 tested at an initial rate of 4.6 MMCFEPD and the other three wells are currently being completed. Early in the second quarter of 2006, KCS closed on a ‘bolt-on’ acquisition of 10,300 gross acres adjacent to and overlapping the Company’s Terryville acreage position. These properties have internally estimated reserves of 11.2 BCFE, are producing approximately 2.0 MMCFEPD, net, and contain a substantial number of potential drilling locations. KCS is currently utilizing three drilling rigs in the Terryville Field and anticipates drilling 31 wells by year end.
At the Sawyer Canyon Field in Sutton County, west Texas, the Company drilled 12 wells (KCS Avg. WI = 99%) which tested at initial production rates that averaged 320 MCFEPD per well. Following the drilling of six additional wells in the second quarter, the rig was released and is anticipated to return in the fourth quarter.
Two wells were drilled in the O’Connor Ranch Field in Goliad County, south Texas. The OCR #35 well (KCS WI=100%) discovered six apparently productive pressured Wilcox sands at depths of 12,400 to 14,500 feet. Testing of these zones is pending pipeline installation. Based on the log results, the Company is currently drilling an offset location which will investigate the potential size of the reservoir.
KCS also participated in the following wells in the first quarter:
➢	Three wells in the Magnet Withers Field in Wharton County, Texas (WI = 100%), all of which were successful.

➢	The Rouden A #1 in the Marshall Field in Goliad County, south Texas tested at an initial rate of 1.8 MMCFEPD (WI = 38%).

➢	Two Fayetteville shale wells which are waiting on completion (WI = 65 & 90%).
The Company’s capital expenditures for the first quarter of 2006 were $87 million.
Production continued to grow as a result of KCS’ successful drilling program. In the first quarter of 2006, net production increased to 148.5 MMCFEPD up 35% over average net production of 109.6 MMCFEPD in the first quarter of 2005.
Commenting on the first quarter results, William N. Hahne, President and Chief Operating Officer, stated “With drilling results exceeding our expectations and production in the first quarter 8% higher than last quarter, we are increasing our production guidance for 2006 to an estimated net production of 57-59 BCFE. Potential impact from our recent O’Connor Ranch #35 well could result in further increases as development of that prospect progresses. We have 15 drilling rigs active and field estimated production has increased to a current rate of over 160 MMCFEPD.”

Hedging Program
The Company’s current hedge position covers approximately 13 BCF and 225 MBO for 2006 and 4 BCF and 72 MBO for 2007. Since KCS’ last press release, the Company has added approximately 3 BCFE of additional hedges in the form of cost free collars on its oil and gas production. The summary below incorporates the addition of these new hedges.

TYPE HEDGE	VOLUME	AVG. PRICE
2006

• 2nd Quarter
Gas — Swaps	35,604 MMBTU/day	$7.345
- Collars	20,000 MMBTU/day	$8.375/$11.51
Oil — Swaps	431 BOPD	$54.45
- Collars	250 BOPD	$55.00/$81.00

• 3rd Quarter
Gas — Swaps	30,217 MMBTU/day	$7.355
- Collars	20,000 MMBTU/day	$8.375/$11.428
Oil — Swaps	439 BOPD	$54.16
- Collars	446 BOPD	$59.83/$79.94

• 4th Quarter
Gas — Swaps	20,543 MMBTU/day	$6.979
- Collars	15,000 MMBTU/day	$8.50/$14.00
Oil — Swaps	439 BOPD	$53.74
- Collars	446 BOPD	$59.83/$80.07

2007

• 1st Quarter
Gas — Swaps	20,000 MMBTU/day	$7.858
- Collars	10,000 MMBTU/day	$9.00/$18.50
Oil — Swaps	100 BOPD	$63.85
- Collars	200 BOPD	$67.00/$77.53

• 2nd Quarter
Gas — Swaps	5,000 MMBTU/day	$7.47
- Collars	10,000 MMBTU/day	$8.50/$11.25
Oil — Swaps	99 BOPD	$63.85
- Collars	198 BOPD	$67.00/$77.23

TYPE HEDGE	VOLUME	AVG. PRICE
• 3rd Quarter
Oil — Swaps	98 BOPD	$63.85

• 4th Quarter
Oil — Swaps	98 BOPD	$63.85
Revised 2006 Guidance

	2005	Previous 2006	Revised
	Actual	Guidance	2006 Guidance
Production (BCFE)
Working Interest	50.3	55.3-57.3	57.3-59.3
Production Payment	(3.9)	(.3)	(.3)

Net Production	46.4	55-57	57-59

LOE ($/MCFE)	.70	.73-.77	.75-.79
Production and Other Taxes (% of Revenue)	6%	6%	6%
G&A ($/MCFE) *	.22	.22-.26	.21-.24
DD&A rate on oil and gas properties ($/MCFE)	1.85	2.05-2.25	2.05-2.25
Interest Expense ($MM)	18.6	21-24	21-24
Income Taxes **	38.7%	38.5%	38.8%

Capital Expenditures, Exclusive of Acquisitions ($MM)	259	315	315

*	Excludes stock compensation.

**	94% Deferred in 2005 and 85-90% deferred in 2006.
Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, including operating cash flows, which are explained in greater detail and reconciled to the most directly comparable GAAP measure in the attached financial table under the heading “Non-GAAP Financial Measures”.
Additional Information About the Proposed Merger With Petrohawk and Where to Find It
Petrohawk and KCS will file materials relating to the proposed merger with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Petrohawk and KCS are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Petrohawk, KCS and the transaction. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Petrohawk may be obtained free of charge from Petrohawk’s website at www.petrohawk.com. The documents filed with the SEC by KCS may be obtained free of charge from KCS’ website at www.kcsenergy.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.
Petrohawk, KCS and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Petrohawk and KCS in favor of the acquisition. Information about the executive officers and directors of KCS and Petrohawk and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available.
Definitions
The following abbreviations are utilized herein:
Net Production — Production after considering delivery obligations associated with the Production Payment sold in February 2001
WI — Working Interest
BOPD — Barrels of Oil Per Day
BCF — Billion Cubic Feet of Natural Gas
BCFE — Billion Cubic Feet of Natural Gas Equivalent
G&A — General and Administrative Expenses
MBO -Thousand Barrels of Oil
MCFE — Thousand Cubic Feet of Natural Gas Equivalent
MCFEPD — Thousand Cubic Feet of Natural Gas Equivalent Per Day
$MM — Million Dollars
MMCFEPD — Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU — Million British Thermal Units
TCFE — Trillion Cubic Feet of Natural Gas Equivalent
This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are business uncertainties and contractual restrictions related to our proposed merger, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended December 31, 2005.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com
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-Financial Tables Follow-

KCS Energy, Inc.
Condensed Income Statements

	Three Months Ended
(Amounts in Thousands	March 31,
Except Per Share Data)	2006	2005
Oil and natural gas revenue	$103,691	$66,282
Other, net	895	(44)

Total revenue and other	104,586	66,238

Operating costs and expenses
Lease operating expenses	10,902	7,516
Production and other taxes	5,292	3,043
General and administrative expenses including stock compensation (1)	3,759	3,133
Accretion of asset retirement obligation	349	241
Depreciation, depletion and amortization	28,081	17,777

Total operating costs and expenses	48,383	31,710

Operating income	56,203	34,528

Gain (loss) on mark-to-market derivatives, net	7,045	(1,396)
Interest and other income	100	18
Interest expense	(4,776)	(3,319)

Income before income taxes	58,572	29,831
Federal and state income tax expense	22,729	10,411

Net income	$35,843	$19,420

Earnings per share of common stock — basic	$0.72	$0.39

Earnings per share of common stock — diluted	$0.71	$0.39

Average shares outstanding for computation of earnings per share
Basic	49,936	49,542
Diluted	50,617	50,095

(1)	Includes $1,011 and $360 of stock compensation for the three months ended March 31, 2006 and 2005, respectively.

KCS Energy, Inc.
Supplemental Data

	Three Months Ended
	March 31,
	2006	2005
Production:
Gas (MMcf)	12,127	9,483
Oil (Mbbl)	215	202
Natural gas liquids (Mbbl)	37	46

Total (MMcfe)	13,635	10,971
Dedicated to Production Payment (MMcfe)	(269)	(1,109)

Net Production (MMcfe)	13,366	9,862

Average price
Gas (per Mcf)	$7.48	$6.06
Oil (per bbl)	$52.52	$38.13
Natural gas liquids (per bbl)	$45.11	$24.07
Total (per Mcfe) (a)	$7.60	$6.04

Notes:
(a) The average realized prices reported above include the non-cash effects of volumes delivered under the Production Payment and, in 2005, the unwinding of various derivative contracts terminated in 2001. These items do not generate cash to fund the Company’s operations. Excluding these items, the average realized price per Mcfe was $7.71 for the three ended March 31, 2006 compared to $6.34 for the three months ended March 31, 2005. Final deliveries under the production payment were made in January 2006.

KCS Energy, Inc.
Condensed Balance Sheets

	March 31,	December 31,
(Thousands of Dollars)	2006	2005
Assets
Cash	$7,108	$4,783
Trade accounts receivable, net	51,750	75,060
Other current assets	5,640	5,736
Property, plant and equipment, net	736,571	677,752
Deferred taxes	4,755	22,007
Deferred charges and other assets	14,073	10,904

Total assets	$819,897	$796,242

Liabilities and stockholders’ equity
Accounts payable	$39,363	$52,993
Accrued liabilities	64,011	48,489
Accrued interest	9,798	4,908
Derivative liabilities	7,320	55,723
Deferred revenue	—	1,177
Deferred credits and other liabilities	67,532	48,247
Long-term debt	275,536	291,058
Stockholders’ equity	356,337	293,647

Total liabilities and stockholders’ equity	$819,897	$796,242

Condensed Statements of Cash Flow

	For the Three Months Ended
	March 31,
	2006	2005
Net income	$35,843	$19,420
DD&A	28,081	17,777
Amortization of deferred revenue	(1,177)	(4,607)
Deferred income tax expense	20,082	9,983
(Gain) loss on derivative instruments	(6,658)	2,411
Other adjustments and non-cash charges and credits, net	1,626	1,368

	77,797	46,352
Changes in operating assets and liabilities	8,473	(8,280)

Net cash provided by operating activities	86,270	38,072

Cash flow from investing activities:
Investment in oil and gas properties, net	(67,743)	(56,141)
Other, net	(726)	(102)

Net cash used in investing activities	(68,469)	(56,243)

Cash flow from financing activities:
Net increase (decrease) in debt	(15,500)	13,000
Other, net	24	1,059

Net cash provided by (used in) financing activities	(15,476)	14,059

Increase (decrease) in cash and cash equivalents	$2,325	$(4,112)

Non-GAAP Financial Measures
KCS reports its financial results in accordance with generally accepted accounting principles. However, on occasion the Company also presents certain non-GAAP financial measures, such as operating cash flow. Operating cash flow is net income adjusted for depreciation, depletion and amortization, amortization of deferred revenue, non-cash losses on derivative instruments, deferred income taxes, accretion of asset retirement obligation, stock compensation and other non-cash charges and credits, net. While operating cash flow should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indication of the Company’s financial performance or liquidity under GAAP, it is presented because the Company believes that it provides useful information to investors with respect to its ability to meet future debt service, capital expenditure commitments and working capital requirements. Operating cash flow as presented herein may not be comparable to similarly titled measures of other companies.
The following table reconciles net income to operating cash flow for the periods presented.

	Three Months Ended
	March 31,
	2006	2005
	(In thousands)
Net income	$35,843	19,420
Depreciation, depletion and amortization	28,081	17,777
Amortization of deferred revenue	(1,177)	(4,607)
Non-cash losses on derivative instruments	(6,658)	2,411
Deferred income taxes	20,082	9,983
Accretion of asset retirement obligation	349	241
Stock compensation	1,011	360
Other non-cash charges and credits, net	266	767

Operating cash flow	$77,797	$46,352

The following table reconciles operating cash flow to net cash provided by operating activities, its most directly comparable GAAP financial measure, for the periods presented.

	Three Months Ended
	March 31,
	2006	2005
	(In thousands)
Operating cash flow	$77,797	$46,352
Trade accounts receivable	23,328	(2,928)
Accounts payable and accrued liabilities	(20,342)	(8,817)
Accrued interest	4,890	3,120
Other, net	597	345

Net cash provided by operating activities	$86,270	$38,072